Exhibit 99.1

MAXIMUS REPORTS SECOND QUARTER RESULTS

- Company Reiterates Fiscal 2004 Expectations -

(RESTON, Va. –  May 6, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today reported results for its fiscal 2004 second quarter ended March 31, 2004.

Key Financial Results

•                  On a year-over-year basis, revenue for the three months ended March 31, 2004 increased 15% to $150.7 million, and diluted earnings per share (EPS) increased 34% to $0.43

•                  Solid performances by the Health Operations and Systems segments were offset by certain non-recurring charges from the Management Services segment, which impacted results by slightly more than two cents per diluted share

•                  Days sales outstanding were 88 days

•                  Year-to-date cash from operations of $21.6 million, with an ending balance of cash and cash equivalents of $138.4 million at March 31, 2004

•                  Year-to-date contracts signed of $219 million and total pipeline of $1.2 billion, at April 29, 2004

•                  On track to achieve earnings per diluted share of approximately $1.88 for fiscal 2004

Revenue for the second quarter grew to $150.7 million, a 15% increase from $130.7 million reported for the second quarter of 2003 and an 8.5% sequential increase from $138.9 million reported in the first quarter of 2004.  Year-over-year organic revenue growth for the second quarter was 13%.  The Company reported net income for the period of $9.5 million, or $0.43 per diluted share, a 38% increase compared to net income of $6.9 million, or $0.32 per diluted share, for the same period last year, and a 4% sequential increase over net income of $9.1 million, or $0.42 per diluted share reported in the first quarter.

Dr. David V. Mastran, Chief Executive Officer, commented, “Our quarterly results reflect sequential and year-over-year revenue and earnings gains as a result of growth in our Health Operations segment which is now benefiting from the California Healthy Families project, as well as an increased contribution from the Systems segment.  While some of our businesses continue to experience quarterly fluctuations due primarily to the nature and timing of new work, the overall environment appears to be solidifying and our government customers remain receptive to the capabilities that MAXIMUS delivers.”

Health Operations Segment

Health Operations revenue for the second quarter increased 22% on a year-over-year basis to $50.2 million compared to $41.1 million reported last year, and revenue also increased 27% from first quarter revenue of $39.5 million.  The revenue growth is primarily attributable to contributions from the California Healthy Families project, which launched on January 1, 2004 and is expected to generate approximately $40.0 million of revenue in fiscal 2004.

Human Services Operations Segment

Human Services revenue for the second quarter increased to $38.8 million, up 11% from $34.8 million reported in the second quarter of last year, and decreased slightly compared to revenue in the fiscal 2004 first quarter of $39.3 million.  Once again, the Human Services segment posted steady gains in operating income with an operating margin of 5.5% driven primarily by continued improvement in areas such as workforce services which has experienced stronger demand.

Financial Services Consulting Segment

Financial Services revenue for the period was $17.6 million compared to $17.0 million for the same period last year and $19.3 million in the fiscal 2004 first quarter.  This business relies heavily on contingency-based contracts and is impacted by front-end expenses from new work; therefore, quarter-to-quarter performance may vary.  The Company anticipates continued strong performance from Financial Services throughout the year, with expected contributions related to new contracts, many of which are in the start-up phase.  MAXIMUS continues to expect full-year operating margins for this segment in the mid-20% range.

Management Services Consulting Segment

Management Services revenue for the second quarter was $9.6 million compared to $13.4 million reported in the second quarter last year and $10.4 million recorded in the prior quarter.  During the second quarter, the Management Services segment incurred non-recurring charges primarily related to a legal settlement and the downsizing of certain operations which adversely impacted the quarter.  The total impact of these items in the March quarter was slightly more than two cents per diluted share. The Management Services segment has stabilized and is benefiting from measures taken over the last several months to improve performance.  The Company expects future performance of these businesses to improve as a result of realigning the businesses within this segment with existing operations that will provide operating synergy, leadership and improved economies of scale.

Systems Segment

Systems revenue for the second quarter grew 41% to $34.5 million compared to $24.4 million recorded in the same period last year and increased 14% sequentially from $30.3 million reported in the fiscal 2004 first quarter, driven by certain projects that were significant contributors in the second quarter. The segment continues to be a solid contributor; however financial results can fluctuate as a result of project timing and license fee contributions.

Sales and Pipeline Activity

Year-to-date signed contract wins through April 29, 2004 totaled $219 million, compared to $238 million reported for the same period last year.  New contracts pending (awarded but unsigned) totaled $242 million compared to $540 million, which included the $418 million California Healthy Families contract, last year.

Sales opportunities were approximately $1.2 billion (consisting of $419 million in proposals pending, $127 million in proposals in preparation, and $673 million of RFPs tracking) compared to $1.0 billion for the same period a year ago.

Financial Position and Stock Repurchase

The Company maintained a strong financial position at March 31, 2004 with $138.4 million in cash and cash equivalents, DSOs of 88 days, and no long-term debt with the exception of capital lease obligations.  The Company repurchased 327,000 common shares during the

second fiscal quarter under its ongoing share repurchase program.   At the close of the second quarter, MAXIMUS had approximately $43.5 million available for future stock repurchases, which includes option proceeds that also fund this ongoing program.

Conclusion

Dr. Mastran concluded, “As we move into the second half of fiscal 2004, we expect to continue to build upon the momentum we have established in recent quarters of delivering improving financial results over last year.  As evidenced by an increasing pipeline, we are also benefiting from the proactive steps we initiated several quarters ago to increase our marketing efforts.  Our dedicated sales and marketing teams are identifying and pursuing new business opportunities in our largest markets.  Additionally, our financial position remains exceptionally strong and flexible, which enables future growth.  Based upon recent new business wins becoming operational and continued improvement from existing businesses, we expect the remainder of fiscal 2004 to show additional growth and we remain confident in our ability to achieve our fiscal 2004 EPS target of approximately $1.88 per diluted share.”

The Company will host a conference call on Thursday, May 6, 2004 at 10:30a.m. ET that is open to the public and can be accessed by calling: 800.811.8830 (domestic) or 913.981.4904(international). For those unable to listen to the call, a replay will be available for one week following the call through Thursday, May 13, 2004 at 11:59 p.m. (ET).  The replay will be available by calling: 888.203.1112, replay code 493248.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,500 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, and 2003 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit

99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2003	March 31, 2004
		(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$117,372	$138,414
Restricted cash	3,653	3,394
Marketable securities	140	—
Accounts receivable – billed, net	114,992	105,119
Accounts receivable - unbilled	29,142	41,128
Deferred income taxes	3,410	—
Prepaid expenses and other current assets	7,063	9,083
Total current assets	275,772	297,138
Property and equipment, at cost	46,412	50,327
Less accumulated depreciation and amortization	(20,195)	(23,757)
Property and equipment, net	26,217	26,570
Software development costs	23,382	25,738
Less accumulated amortization	(8,699)	(10,806)
Software development costs, net	14,683	14,932
Deferred contract costs, net	7,283	16,884
Goodwill	81,757	82,742
Intangible assets, net	7,212	6,564
Other assets	2,096	1,631
Total assets	$415,020	$446,461
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,578	$20,826
Accrued compensation and benefits	23,219	21,162
Deferred revenue	22,356	20,401
Income taxes payable	2,837	—
Deferred income taxes	—	1,497
Current portion of capital lease obligations	809	2,119
Other accrued liabilities	3,653	3,957
Total current liabilities	74,452	69,962
Capital lease obligations, less current portion	3,821	5,436
Deferred income taxes	2,745	7,763
Other liabilities	725	432
Total liabilities	81,743	83,593
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,200,197 and 21,628,665 shares issued and outstanding at September 30, 2003 and March 31, 2004, at stated amount, respectively	146,219	156,982
Accumulated other comprehensive (loss) income	(95)	77
Retained earnings	187,153	205,809
Total shareholders’ equity	333,277	362,868
Total liabilities and shareholders’ equity	$415,020	$446,461

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2004	2003	2004
Revenue	$130,663	$150,707	$263,354	$289,601
Cost of revenue	92,077	106,076	182,507	202,387
Gross profit	38,586	44,631	80,847	87,214
Selling, general and administrative expenses	27,588	29,253	53,741	56,905
Income from operations	10,998	15,378	27,106	30,309
Interest and other income	390	336	937	528
Income before income taxes	11,388	15,714	28,043	30,837
Provision for income taxes	4,498	6,207	11,077	12,181
Net income	$6,890	$9,507	$16,966	$18,656

Earnings per share:
Basic	$0.33	$0.44	$0.80	$0.86
Diluted	$0.32	$0.43	$0.79	$0.84
Weighted average shares outstanding:
Basic	21,092	21,796	21,159	21,586
Diluted	21,329	22,262	21,419	22,098

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended March 31,
	2003	2004

Cash flows from operating activities:
Net income	$16,966	$18,656

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,608	3,561
Amortization	2,474	2,755
Deferred income taxes	294	9,925
Tax benefit due to option exercises	333	3,352
Non-cash equity based compensation	512	457

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(3,201)	9,872
Accounts receivable - unbilled	(4,738)	(11,986)
Prepaid expenses and other current assets	(1,253)	(1,584)
Deferred contract costs	—	(6,275)
Other assets	259	179
Accounts payable	2,316	(751)
Accrued compensation and benefits	(1,365)	(2,057)
Deferred revenue	3,132	(1,955)
Income taxes payable	838	(2,837)
Other liabilities	(187)	270

Net cash provided by operating activities	18,988	21,582

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(2,801)	(985)
Purchases of property and equipment	(3,382)	(3,914)
Decrease in notes receivable	136	90
Capitalization of software development costs	(1,695)	(2,356)
Decrease in marketable securities, net	30	174

Net cash used in investing activities	(7,712)	(6,991)

Cash flows from financing activities:
Employee stock transactions	1,906	18,955
Repurchases of common stock	(15,465)	(12,001)
Payments on capital lease obligations	(59)	(503)

Net cash (used in) provided by financing activities	(13,618)	6,451

Net (decrease) increase in cash and cash equivalents	(2,342)	21,042

Cash and cash equivalents, beginning of period	94,965	117,372

Cash and cash equivalents, end of period	$92,623	$138,414

MAXIMUS, Inc.

Segment Information

The following table provides certain financial information for each of the Company’s business segments (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2004	2003	2004
Revenue:
Health Operations	$41,118	$50,245	$82,109	$89,792
Human Services Operations	34,788	38,750	71,526	78,085
Financial Services	17,029	17,554	33,480	36,828
Management Services	13,372	9,614	27,592	20,024
Systems Group	24,356	34,544	48,647	64,872
Total	$130,663	$150,707	$263,354	$289,601

Gross Profit:
Health Operations	$9,591	$11,107	$19,942	$21,046
Human Services Operations	6,036	8,420	13,112	15,703
Financial Services	9,152	8,300	17,504	17,640
Management Services	3,971	3,796	8,580	7,995
Systems Group	9,836	13,008	21,709	24,830
Total	$38,586	$44,631	$80,847	$87,214

Income (loss) from Operations:
Health Operations	$5,039	$6,251	$11,292	$12,215
Human Services Operations	663	2,124	2,445	3,989
Financial Services	4,488	3,649	8,325	8,214
Management Services	769	(491)	2,364	(636)
Systems Group	(477)	3,414	1,966	5,934
Consolidating adjustments	516	431	714	593
Total	$10,998	$15,378	$27,106	$30,309